Exhibit 10.36

FIRST AMENDMENT OF LEASE

          THIS FIRST AMENDMENT OF LEASE (the “Amendment”) dated as of the 23 day of February, 2004 by and between LOUISVILLE COMMERCE REALTY CORPORATION, a Delaware corporation (“Landlord”) and ELECTRONIC ARTS INC., a Delaware corporation (“Tenant”).

RECITALS:

          A. Landlord and Tenant entered into that certain Lease dated April 1, 1999 (the “Lease”) demising approximately 250,000 rentable square feet as shown on Exhibit A thereto (the “Premises”) in the building (the “Building”) situated at 5000 Commerce Crossings Drive, Louisville, Kentucky.

          B. The parties desire to amend the Lease subject to the terms, covenants and conditions hereinafter set forth.

          C. Capitalized terms used in this Amendment, unless otherwise defined in this Amendment, shall have the respective meanings ascribed to them in the Lease.

AGREEMENTS:

     2. EXTENSION OF LEASE TERM. The Term of the Lease is hereby extended for a period of six (6) years from May 1, 2004 to April 30, 2010 (“Extended Period”), unless sooner terminated as provided in the Lease. Paragraph 4 is hereby deleted from the Lease of no further effect.

     3. MONTHLY BASE RENT. The monthly Base Rent for the Premises shall be as follows:

Period	Monthly Base Rent	Annualized Base Rent
5/1/04 - 10/31/04	$28,750.00	$345,000.00
11/1/04 - 4/30/10	$57,291.67	$687,500.00

     Landlord has agreed to a reduction of monthly Base Rent from May 1, 2004 through October 31, 2004 from $57,291.67 to $28,750.00 as shown above; provided, however, that if at any time prior to May 1, 2006, Tenant fails to cure a default within the applicable cure period under this Lease, then this reduction shall immediately become null and void, and within ten (10) days after request by Landlord, Tenant shall pay to Landlord an amount equal to any and all monthly Base Rent previously reduced. The reduction of monthly Base Rent provided herein shall not relieve Tenant from the performance of Tenant’s other obligations under this Lease, including the obligation to pay on a timely basis all Rent and all other Additional Rent and other obligations under this Lease, which shall become due and payable during the Term.

     4. TENANT IMPROVEMENTS. Tenant shall accept the Premises “as is” with no representations or allowances except: (a) Landlord acknowledges the existence of cracks in the floor of the Premises, which have been investigated by Terracon and a copy of such consultant’s written report dated June 6, 2003 has been provided to Tenant, all at Landlord’s sole cost and expense; (b) Landlord shall repair those existing cracks in the floor of the Premises which interfere with Tenant’s use and enjoyment (i.e., those affecting the smooth operation of a forklift; not hairline cracks), at Landlord’s sole cost and expense, within one hundred fifty (150) days from the execution hereof provided Tenant’s Operations Manager allows reasonable access to perform such work; (c) Landlord and Tenant’s Operations Manager shall conduct quarterly inspections of the floor and any such future cracks to the floor of the Premises not caused by Tenant shall be repaired in a commercially reasonable time period by Landlord at Landlord’s sole cost and expense, with any such future repairs to be coordinated and planned with Tenant’s Operations Manager; and (d) Landlord shall be responsible for: (i) performing the work on Exhibit A attached hereto and made a part hereof on or before one hundred twenty (120) days from the execution hereof assuming no delays occur in the permitting process; and (ii) providing to Tenant a Tenant Improvement Allowance of $225,000.00 to reimburse Tenant for refurbishment and renovation of the existing office space in the Premises and construction of an additional 5,000 square feet of office space within the Premises and such other capital improvements as may be approved in writing by Landlord (which shall not be unreasonably withheld, delayed or denied) provided, however, such Tenant Improvement Allowance must be used before January 1, 2006 and the parties must execute a Work Letter Agreement substantially in the form of Exhibit “B” attached hereto and made a part hereof. If the cost of the Work (as defined in the Work Letter Agreement) exceeds $225,000.00, Landlord shall, at Tenant’s request, provide an additional allowance of up to $50,000.00 provided Tenant enters into an amendment to the Lease increasing the Base Rent by a sum sufficient to repay this $50,000.00 (or so much thereof as Tenant requests) over the remaining Lease Term together with interest thereon at six percent (6%) per annum. Landlord shall use commercially reasonable efforts to minimize disruptions in Tenant’s work flow and will make such efforts to schedule contractor work at times convenient to Tenant.

     5. RENEWAL OPTION. Tenant shall have three (3) consecutive options, (each a “Renewal Option”) to renew the Term with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease for additional terms (each a “Renewal Term”) of five (5) years each, commencing on the day immediately following the expiration date of the Term or Renewal Term then in effect, under the following terms and conditions and subject to there being no material adverse change in Tenant’s financial condition:

(a) Tenant gives Landlord written notice of its intent to exercise the Renewal Option (“Notice of Intent”) no earlier than the date which is three hundred sixty five (365) days prior to the expiration date of the Term and no later than the date which is two hundred seventy (270) days prior to the expiration date of the Term or applicable Renewal Term, as the case may be.

(b) Tenant is not in breach or default under this Lease either on the date Tenant gives its Notice of Intent or exercises the Renewal Option or at any time through and including the proposed commencement date of the Renewal Term.

(c) If Tenant timely and properly gives its Notice of Intent in accordance with the provisions hereof:

(i) The Base Rent payable for the first Renewal Term shall be based on ninety-five percent (95%) of the then prevailing market rent (the “Prevailing Market Rent”) for similar institutional quality bulk warehouse space with a minimum 28’ clear height located within a radius of ten (10) miles of the Premises (the “Relevant Market”). The Base Rent for the second and third Renewal Terms shall be equal to the Prevailing Market Rent in the Relevant Market. In no event shall the rental rate for any Renewal Term be less than the adjusted rental rate payable under this Lease on the expiration date of the Term then in effect.

(ii) “Prevailing Market Rent” is further defined to mean the annual net rental rate per square foot, in the Relevant Market, for leases comparable to this Lease for space comparable to the Premises that a willing landlord would accept and a willing tenant would pay under a lease then being entered into, taking into account such factors as are then being offered to third party tenants such a remodeling credits, tenant improvement allowances, quality, age and location of the applicable building, rental concessions, relative operating expenses, relative services provided, size of tenant, the base year for pass-through expenses, the value of the tenant improvements already in place in the Premises at the commencement of the applicable Renewal Period, lease commissions saved or incurred, and moving allowances.

(iii) Within thirty (30) days after receipt by Landlord of Tenant’s Notice of Intent to exercise a Renewal Option, Landlord shall advise Tenant in writing of its determination of the Prevailing Market Rent on a rentable square foot basis as of the beginning of the applicable Renewal Term. Within thirty (30) days of receipt of Landlord’s notice, Tenant shall advise Landlord, in writing, whether or not Tenant accepts or rejects the Prevailing Market Rate proposed by Landlord. Each party hereby agrees to make its determination of the Prevailing Market Rent in good faith and in a commercially reasonable manner. Tenant’s failure to accept or reject in writing the Prevailing Market Rent proposed by Landlord within thirty (30) days of receipt of Landlord’s notice shall be deemed Tenant’s rejection of Landlord’s estimate of the Prevailing Market Rent. Tenant shall have the right to negotiate with Landlord the Prevailing Market Rent proposed by Landlord during such thirty (30) day period. Each party shall negotiate with the other in a good faith, commercially reasonable manner and hereby agrees to meet, upon the written request of the other at the Premises or another location mutually agreed upon by Landlord and Tenant during such thirty (30) day period.

(iv) If Tenant rejects, or is deemed to have rejected, Landlord’s estimate of the Prevailing Market Rent within thirty (30) days after receipt of Landlord’s notice, then within ten (10) business days after Tenant’s rejection (the “Initial Appointment Period”) Landlord and Tenant shall each appoint and employ, at its respective cost, a commercial real estate broker (who shall be licensed by the State of Kentucky and have at least ten (10) years of full-time commercial real estate brokerage experience in the Louisville, Kentucky metropolitan area) or an appraiser having an MAI designation for at least five (5) years to determine the Prevailing Market Rent in the Relevant Market. If the two (2) persons so appointed are unable to agree on the Prevailing Market Rent in the Relevant Market within ten (10) business days after the last was appointed (the “Initial Determination Period”), they shall meet promptly and attempt to agree upon and designate a third person meeting the same qualifications set forth above. If the two persons so appointed are unable to agree on the third person within five (5) business days after the expiration of the Initial Determination Period, either Landlord or Tenant, after giving five (5) days written notice to the other, may apply to the Presiding Judge of the Circuit Court of Jefferson County, Kentucky, for the selection of a third person meeting the qualifications stated above. Landlord and Tenant shall each bear one-half of the cost of the appointment of the third person and of that person’s fee. Within ten (10) business days after the selection of the third person, the three shall attempt to agree upon the Prevailing Market Rent for the Relevant Market. If the three are unable to agree upon the Prevailing Market Rent for the Relevant Market within ten (10) business days after selection of the third person, then the third person shall make his or her determination within such time by selecting either the Prevailing Market Rent designated by the person appointed by Landlord or the Prevailing Market Rent designated by the person appointed by Tenant (i.e., no averaging). After the Prevailing Market Rent for the Relevant Market has been determined (the “Final Determination”), the Landlord and Tenant shall be immediately notified in writing.

(v) If either Landlord or Tenant fails or refuses to appoint its representative within the Initial Appointment Period, and thereafter fails or refuses to appoint its representative within five (5) days of receiving written notice from the other party of such failure or refusal (which notice shall be given at or after the expiration of the Initial Appointment Period), then the person appointed by the other party as provided herein shall be the sole person for purposes of determining the Prevailing Market Rent for the Relevant Market, and the determination of such person shall be binding on the parties to the same degree as if three had been appointed pursuant to subsection (c)(iv) above.

(vi) Tenant shall, if at all, exercise the Renewal Option by delivering written notice of such election to Landlord on the earlier to occur of (1) one hundred and fifty (150) days prior to the expiration of the then current Term of this Lease or the then current Renewal Term of this Lease, as the case may be, or (2) on or before thirty (30) days after receipt by Tenant of the Final Determination. If Tenant fails to timely exercise any applicable Renewal Option, then the applicable Renewal Option and any subsequent Renewal Options, if any, shall terminate and be of no further force and effect.

(vii) Tenant shall have no further options to renew the Term of this Lease beyond the expiration date of the third Renewal Term.

(viii) Landlord will not be required to give any refurbishing allowance, leasehold improvement allowance or other economic concession in connection with the exercise of any option.

(ix) Except as otherwise provided herein, all of the terms and provisions of this Lease shall remain the same and in full force and effect during the Renewal Term.

(d)	If Tenant timely and properly exercises a Renewal Option, Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting the lease of the Premises by Landlord to Tenant for the Renewal Term on the terms provided above, which amendment shall be executed and delivered prior to the commencement date of the Renewal Term.

(e)	Each Renewal Option shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (1) the expiration or termination of this Lease, (2) the lawful termination of Tenant’s right to possession of the Premises, (3) Tenant’s failure to occupy the Premises and conduct operations therein, (4) the failure of Tenant to timely or properly exercise the Renewal Option, (5) the occurrence of an Event of Default by Tenant under the Lease, or (6) Tenant’s exercise of its Cancellation Option.

     6. CANCELLATION OPTION. Tenant shall have the option (the “Cancellation Option”) to terminate this Lease effective April 30, 2007 (the “Termination Date”) upon the following terms and conditions:

     A. Landlord receives written notice from Tenant on or before January 1, 2007 of its election to cancel the Lease;

     B. Tenant is not in default under this Lease either on the date Tenant exercises the Cancellation Option or at any time prior to the Termination Date; and

     C. Tenant pays to Landlord concurrently with its exercise of the Cancellation Option a cancellation fee in an amount equal to the unamortized actual costs of the Lease including the work described on Exhibit A, all tenant improvement allowances, and all brokerage commissions for the Premises calculated with a six percent (6%) interest rate.

     In the event Tenant timely and properly exercises the Cancellation Option, the Term shall terminate effective as of the Termination Date. Rent shall be paid through and apportioned as of the Termination Date and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations accruing under this Lease after the Termination Date, except such rights and liabilities which, by the terms of this Lease, are obligations either of Landlord or Tenant which can survive the expiration of the Lease. The Cancellation Option shall automatically terminate and become null and void upon:

               (w) the failure of Tenant to timely or properly exercise the Cancellation Option;

               (x) the assignment or sublease of the Premises or any part thereof by Tenant to any non-affiliated entity; or

               (y) the lawful termination of Tenant’s right to possession of the Premises.

     7. EXPANSION; RIGHT OF FIRST REFUSAL FOR OTHER SPACE. Subject to Landlord’s ability in a commercially reasonable manner to demise the portion of the expansion space which becomes available, the rights of existing tenants whose leases pre-date this Amendment, credit approval by Landlord and provided Tenant is not in default under this Lease at the time the expansion space becomes available, or at any time through and including execution of a lease amendment by the Landlord for the subject space, Landlord shall use commercially reasonable efforts to accommodate Tenant’s growth needs within the Building.

     In addition, Landlord shall, subject to the rights of existing tenants whose leases predate this Amendment, give Tenant a right of first refusal in both this Building and (for so long as Landlord owns it) the building located at 11400 Interchange Drive, Louisville, Kentucky, subject to the following conditions. Landlord shall provide Tenant with written notice that Landlord has received from a third party a serious expression of interest on terms which Landlord may accept which notice shall specify the applicable business terms relating to the space. Within ten (10) days of such notification, Tenant shall notify Landlord in writing sent with postage prepaid thereon that it elects to exercise its right of first refusal for the space. If Tenant does not so notify Landlord, Tenant will be deemed to have forever waived its right of first refusal respecting that space unless: (ii) Landlord fails to enter into a lease for the expansion space with the third party expressing a serious interest in the space within ninety (90) days following the date of Landlord’s written notice to Tenant or (ii) if the applicable business terms of such proposed lease of space become more favorable than that specified in Landlord’s written notice to Tenant in either of which cases Tenant’s right of first refusal hereunder shall be reinstated and in full force and effect.

          The rights of Tenant under this paragraph are personal and may not be assigned to or exercised by any other party. In the event Tenant exercises the Right of First Refusal, Landlord and Tenant shall promptly execute and deliver a new lease for such space on substantially the same lease form as this Lease with only such modifications as are necessary to reflect those business terms presented to Tenant. If Tenant fails to execute and deliver such lease consistent with the foregoing within fifteen (15) days after receipt by Tenant of the subject lease, then Tenant’s previous exercise of its right of first refusal to lease the offered space shall be deemed null and void and Landlord shall thereafter have the right to let any and all of the space to any third party tenant(s).

          This Right of First Refusal shall automatically terminate upon the earlier to occur of (i) the expiration or termination of this Lease, (ii) the lawful termination of Tenant’s right to possession of the Premises, (iii) Tenant’s failure to occupy the Premises and conduct operations therein, (iv) the occurrence of an Event of Default under the Lease or (v) the Tenant’s exercise of its Cancellation Option.

     8. MISCELLANEOUS REVISIONS TO LEASE. The Lease is hereby modified as follows:

(a)	Paragraph 11 is hereby amended by adding the following: “The amount of the Additional Rent payable by Tenant under Paragraph 11 of the Lease, due to Tenant’s percentage share of Operating Costs, shall be limited. Property taxes, assessments from Commerce Crossings Owners Association, insurance expenses, snow removal, contract price increases due to governmentally mandated items (such as prevailing wage agreements), and utility expenses shall not be subject to such limitation as such costs are not controllable by Landlord. The remaining Operating Costs (“Controllable Costs”) used to calculate Tenant’s obligation shall not be increased by more than three percent (3%) cumulative per calendar year on a compounded basis. For example, and not by way of limitation, if for any calendar year, Landlord’s Controllable Costs are one hundred five percent (105%) of the Controllable Costs for the immediately preceding calendar year (i.e., a five percent (5%) increase), Tenant shall be responsible for its share of those Controllable Costs only up to one hundred three percent (103%) of Landlord’s Controllable Costs for the previous calendar year; provided, however, that Tenant shall be responsible for its share of the two percent (2%) difference in subsequent calendar years to the extent Landlord’s Controllable Costs for a particular calendar year are less than one hundred three percent (103%) of the Controllable Costs for the immediately preceding calendar year.”

(b)	Paragraph 16 is hereby amended by adding the following: “Tenant shall at its expense have the right throughout the Term to install and change its prototype signage including colors, fonts, etc. on the exterior of the Premises in accordance with Tenant’s then existing company standards subject to compliance with all applicable governmental regulations and the rules of the Commerce Crossings Owners Association.”

     9. NO BROKERS. Each party represents and warrants to the other that it has not dealt with any real estate broker, salesman or finder in connection with this Amendment and no other person initiated or participated in the negotiation of this Amendment or is entitled to any commission or other payment in connection herewith except Harry K. Moore & Son, Inc., Fortis Group Commercial Real Estate and The Staubach Company for whom Landlord shall be solely responsible. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s property manager, harmless from and against any loss, cost, liability or expense, including reasonable attorney’s fees, suffered or incurred as a result of claims, liens, demands or actions for brokerage commissions, finder’s fees or similar fees from any other third party asserting to have acted for or on behalf of the Tenant in connection with this Amendment.

     10. RATIFICATION AND BINDING EFFECT. Except as amended by the terms of this Amendment, all of the terms, covenants and conditions of the Lease, and the rights and obligations of the Landlord and Tenant thereunder shall remain in full force and effect and hereby are ratified and affirmed. This Amendment of shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

     11. EXHIBITS. All exhibits attached hereto are incorporated herein by reference and made a part hereof.

     12. SUBMISSION. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this amendment is fully executed by the parties and delivered by Landlord to Tenant.

          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment of Lease as of the date first above written.

LANDLORD:		TENANT:

LOUISVILLE COMMERCE REALTY CORPORATION, a Delaware corporation		ELECTRONIC ARTS INC., a Delaware corporation

By:	/s/ Tara A. Andrews	By:	/s/ Ken Kappner

Name:	Tara A. Andrews	Name:	Ken Kappner

Its:	Vice President	Its:	VP Operations

EXHIBIT A     -          Landlord’s Work
EXHIBIT B     -          Work Letter Agreement

EXHIBIT “A”

IMPROVEMENTS TO BE PROVIDED BY LANDLORD

Site Finishes:

•	Parking for an additional fifty (50) spaces

Loading:

•	Install three (3) 9’ x 10’ loading docks with manual doors

•	Install three (3) docks equipped with 6’ x 8’ mechanical levelers (minimum of 30,000 pound capacity), seals, bumpers, automatic dock-locks with “go/no go” lights, safety/ventilation chain-link gates and interior dock spotlights

•	Equip fifteen (15) existing doors with safety/ventilation chain-link gates.

•	Install secure area fencing around outbound doors and trailer storage area on the north side of the Building if such is approved by Commerce Crossings Owners Association and all governmental authorities.

EXHIBIT “B”
WORK LETTER AGREEMENT

[Tenant Performs Work]

     This Work Letter Agreement (“Work Letter”) is executed simultaneously with that certain First Amendment of Lease (the “Lease”) between ELECTRONIC ARTS INC., a Delaware corporation, as “Tenant”, and LOUISVILLE COMMERCE REALTY CORPORATION, a Delaware corporation, as “Landlord”, relating to demised premises (“Premises”) in the building at 5000 Commerce Crossings Drive, Louisville, Kentucky (the “Building”), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.

     For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

     1. Work. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work (the “Work”) in the Premises provided for in the Approved Plans (as defined in Paragraph 2 hereof). Subject to Tenant’s satisfaction of the conditions specified in this Work Letter Agreement, Tenant shall be entitled to Landlord’s Contribution (as defined in Paragraph 8[b] below).

     2. Pre-Construction Activities.

     (a) Prior to beginning any Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

     (i) itemized statement of estimated construction cost, including fees for permits and architectural and engineering fees.

     (ii) The names and addresses of Tenant’s contractors to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Landlord has the right to approve or disapprove all or any one or more of Tenant’s Contractors. Landlord may, at its election and within 15 days from the date hereof, designate a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant must select its contractors for such designated portions of work.

     (iii) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

     (iv) The Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord’s approval in accordance with Paragraph 2(b) below.

   Tenant will update such information and items by notice to Landlord of any changes.

     (b) As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, architectural, mechanical and electrical working drawings for the Work). The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities requiring approval of the Work and/or the Approved Plans. Landlord shall give its approval or disapproval (giving general reasons in case of disapproval) of the Plans within thirty (30) days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any governmental laws, rules or ordinances (or interpretations thereof); the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building; the Work might adversely affect another tenant’s premises; or the Work is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall, within thirty (30) days thereafter, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. The Plans shall also be revised, and the Work shall be changed, all at Tenant’s cost and expense, which shall be included as part of Landlord’s Contribution under Paragraph 8(a), to incorporate any work required in the Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the

Approved Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

     (c) No Work shall be undertaken or commenced by Tenant in the Premises until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, (ii) all necessary building permits have been applied for and obtained by Tenant, and (iii) to the extent the cost of the Work exceeds $225,000, Tenant has deposited immediately available funds equal to such excess cost with Landlord.

     3. Delays. In the event Tenant fails to deliver or deliver in sufficient and accurate detail the information required under Paragraph 2 above on or before the respective dates specified in said Paragraph 2, or in the event Tenant, for any reason, fails to complete the Work on or before December 31, 2005, Tenant shall be responsible for Rent and all other obligations set forth in the Lease regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the Lease.

     4. Charges and Fees. Tenant shall pay Landlord a supervisory fee in an amount equal to three percent (3%) of the direct cost of the materials and labor for the Work (and all change orders with respect thereto) to defray Landlord’s administrative and overhead expenses incurred to review the Plans and coordinate with Tenant’s on-site project manager the staging and progress of the Work. This fee shall be included as part of Landlord’s Contribution under Paragraph 8(a) hereof.

     5. Change Orders. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Lease or the Rent and other obligations therein set forth. All increases in the cost of the Work beyond $225,000 (together with such additional sum as may be deposited by Tenant pursuant to Paragraph 2(c) above) resulting from such change orders shall be borne by Tenant.

     6. Standards Of Design And Construction And Conditions Of Tenant’s Performance. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

     (a) Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord’s fire insurance underwriters.

     (b) Tenant shall, at its own cost and expense, which shall be included as part of Landlord’s Contribution under Paragraph 8(a), obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the obligation to pay Rent or any other obligations set forth in the Lease.

     (c) Tenant’s Contractors shall be licensed contractors, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

     (d) If the Work is not completed in accordance with the Approved Plans and the terms of this Work Letter Agreement, then Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, any work which pertains to patching of the Work. If the cost to Landlord would cause Landlord to incur expenditures in excess of Landlord’s Contribution set forth in Paragraph 8(a), then Tenant shall promptly reimburse Landlord for such excess costs.

     (e) Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. All Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of the Work.

     (f) Tenant and Tenant’s Contractors shall make all efforts and take all steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants and other occupants of a fully-occupied (or substantially fully occupied) institutional grade bulk warehouse building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. Tenant and Tenant’s Contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building.

     (g) Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the obligation to pay Rent or any other obligations therein set forth.

     (h) All use of common areas is subject to scheduling by Landlord and the rules and regulations of the Building. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers.

     (i) Tenant shall permit access to the Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work.

     (j) Tenant shall proceed with its work expeditiously, continuously and efficiently, and shall use its best efforts to complete the same on or before December 31, 2005. Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be necessary under Paragraphs 8 and 9 below.

     (k) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work, except as authorized by Landlord and its designated representative in writing. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

     (l) Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

     7. Insurance And Indemnification.

     (a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

     (i) Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

     (ii) Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in a combined single limit amount of not less than $3,000,000. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

     (iii) “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

     All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease, Landlord’s property manager, contractors, Landlord’s architects, and their respective owners, beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

     (b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless

Landlord, the parties listed, or required by, the Lease to be named as additional insureds, Landlord’s property manager, contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Work or the entry of Tenant or Tenant’s Contractors into the Building and the Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant’s Contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the Kentucky Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licenses or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

     8. Landlord’s Contribution.

     Landlord agrees to disburse Landlord’s Contribution (and any excess funds as may be deposited by Tenant) for payment to Tenant’s Contractors and payment of all other costs associated with the Work as the Work progresses as follows:

     (a) Landlord shall make a dollar contribution in the amount of $225,000.00 (“Landlord’s Contribution”) for application to the extent thereof to the cost of the Work. If the cost of the Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost (subject to Paragraph 4 of the Lease) to Landlord prior to commencing any Work. Tenant shall, from time to time, deposit funds in amounts sufficient to pay the costs of the Work to the extent such costs exceed $225,000 (plus any previously deposited funds). If the cost of the Work is less than Landlord’s Contribution, Tenant shall not be entitled to any payment or credit for such excess amount. Notwithstanding anything herein to the contrary, Landlord may deduct from Landlord’s Contribution any amounts due Landlord or its architects or engineers under this Work Letter before disbursing any other portion of Landlord’s Contribution.

     (b) As the Work progresses, Tenant shall submit (no more frequently than once a month) a request for disbursement accompanied by such contractor’s affidavits, tenant (owner) statements, partial and final waivers of lien, architect’s certificates and any additional documentation which may be reasonably requested by Landlord. Such submittal shall constitute Tenant’s representation that the Work performed to date is in accordance with the Approved Plans and has been done to Tenant’s satisfaction. Landlord reserves the right to inspect the status of such Work so as to ensure that funds on hand (including Landlord’s Contribution) are sufficient to pay for the Work remaining to be done. If any mechanic’s lien is filed in connection with the Work and such lien is not released by Tenant through bonding, payment or otherwise within 30 days following notice to Tenant of the filing thereof, Landlord may use and disburse the funds to pay for the Work or remove the lien without Tenant’s consent.

     (c) Upon completion of the Work, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be reasonably required by Landlord and Landlord’s title insurance company, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building.

     9.  Miscellaneous.

     (a) Time is of the essence of this Work Letter Agreement.

     (b) Any person signing this Work Letter Agreement on behalf of Landlord and Tenant warrants and represents he has authority to sign and deliver this Work Letter Agreement and bind the party on behalf of which he has signed.

     (c) If Tenant fails to make any payment relating to the Work as required hereunder, Landlord, at its option, may complete the Work pursuant to the Approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord in excess of Landlord’s Contribution set forth in Paragraph 8(a). Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

     (d) Notices under this Work Letter shall be given in the same manner as under the Lease.

     (e) The headings set forth herein are for convenience only.

     (f) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant.

     (g) All amounts due from Tenant hereunder shall be deemed to be Rent due under the Lease.

     (h) Whenever any consent or approval is required hereunder, such consent or approval shall not be unreasonably withheld, delayed or denied.

     10. On-Site Project Manager. Tenant hereby designates John Hefty (or such other person as Tenant may later specify in writing to Landlord) as an on-site project manager, who will be charged with the task of performing daily supervision of the Work. Such on-site manager shall be familiar with all rules and regulations and procedures of the Building and all personnel of the Building engaged directly or indirectly in the management, operation and construction of the Building. Such on-site project manager shall be accountable and responsible to Tenant and to Landlord and, where necessary, shall serve as a liaison between Landlord and Tenant with respect to the Work. The entire cost and expense of the on-site project manager shall be borne and paid for by Tenant (subject to Tenant’s right to use all or any part of Landlord’s Contribution to reimburse Tenant for the same.)

     11. Exculpation of Landlord and Property Manager. Notwithstanding anything to the contrary contained in this Work Letter Agreement, it is expressly understood and agreed by and between the parties hereto that:

     (a) The recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter Agreement (collectively, “Landlord’s Work Letter Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease are a part (hereinafter, “Landlord’s Real Estate”) and not to any other assets of Landlord or its owners; and

     (b) Except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord or its property manager, or against any of their respective owners, directors, officers, employees, agents, partners, beneficiaries, trustees or representatives.

     IN WITNESS WHEREOF, this Work Letter Agreement is executed as of this 23 day of February, 2004.

LANDLORD:		TENANT:

LOUISVILLE COMMERCE REALTY CORPORATION, a Delaware corporation		ELECTRONIC ARTS INC., a Delaware corporation

By:	/s/ Tara A. Andrews	By:	/s/ Ken Kappner

Name:	Tara A. Andrews	Name:	Ken Kappner

Its:	Vice President	Its:	VP Operations